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February 7, 2007

Via E-Mail

Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

Attention: Tom Jones

Re:   BioMimetic Therapeutics, Inc.

        Registration Statement on Form S-1 (File No. 333-139291)

        Delay of Acceleration Request

Ladies and Gentlemen:

On behalf of BioMimetic Therapeutics, Inc., and the representatives of the several underwriters, we hereby request a delay in the requested acceleration of the above-referenced registration statement so that it becomes effective at 4:30 p.m. eastern standard time on February 8, 2007 or as soon thereafter as is practicable.

Sincerely,

/s/ Anna T. Pinedo

Anna T. Pinedo

cc:   BioMimetic Therapeutics, Inc.

        Deutsche Bank Securities Inc.

        Pacific Growth Equities, LLC

        First Albany Capital Inc.

        A.G. Edwards & Sons, Inc.